Exhibit 10.1
TERMS OF THE NON-EMPLOYEE DIRECTOR RSU GRANTS

All capitalized terms used but not defined herein shall have the meanings set forth in the AutoNation, Inc. Non-Employee Director Equity Plan (the “2024 Plan”).

•The restricted stock units (“RSUs”) shall be subject to the terms and conditions, including the restrictions and risk of forfeiture, set forth in the 2024 Plan.

•The date of grant shall be the first trading day of the New York Stock Exchange, or the principal exchange upon which the Common Stock is then traded, in 2025 and each subsequent calendar year (unless prior to any grant the Board or the Committee, in its discretion, determines otherwise and modifies, eliminates or replaces such grant) (the “Date of Grant”).

•The RSUs shall be fully and immediately vested and non-forfeitable on the Date of Grant.

•The RSUs shall be settled in shares (“Shares”) of the Company’s common stock, par value $0.01 per share. Except as may be elected by a Grantee in accordance with, and subject to, the terms of the deferral election form provided to such Grantee, the Company shall deliver a number of Shares equal to the number of Shares subject to the Award, including any dividend equivalents credited with respect to such Shares, on, or as soon as reasonably practicable after, but no later than five business days after, the earlier of (i) the first trading day of February in the third year following the year in which the Award was made, (ii) the third trading day of the month following the date on which the Grantee incurs a separation from service within the meaning of Section 409A or (iii) the date of the occurrence of a Change in Control that constitutes a “change in control event” within the meaning of Section 409A.

•On each date on which a dividend is paid with respect to the Shares, dividend equivalents shall be credited hereunder in respect of the Shares subject to the Award. Such dividend equivalents shall be credited as a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Shares subject to the Award on the record date of such dividend, divided by (ii) the Fair Market Value per Share on the payment date for such dividend. Such additional RSUs shall be subject to all the terms and conditions of the Award, and the Shares subject to such additional RSUs shall be distributed only upon the distribution of the underlying Shares with respect to which the dividend equivalents were granted.

•Grantee shall not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any Shares subject to Grantee’s Award unless and until the Shares have been delivered in accordance with the terms of the Award and the 2024 Plan.

•The Award is intended to comply with the requirements of Section 409A, and shall in all respects be administered and interpreted in accordance with such requirements. Settlement of RSUs may only be made upon an event or in a manner permitted by Section 409A.